Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America Reports Profitable Second Quarter

Operating Results

Minneapolis, MN—August 12, 2010—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI) today reported operating results for the second quarter ended July 3, 2010.

Highlights of the second quarter included:

•                  Reported a profitable quarter with net income attributable to controlling interest of $0.7 million compared to a net loss of $0.4 million in the second quarter of 2009.

•                  Generated operating income of $1.1 million compared to an operating loss of $0.1 million in the second quarter of 2009.

•                  Grew revenues from appliance recycling fees by 47.9% over the second quarter of 2009.

•                  Increased overall revenues for the second quarter by 11.1% over the second quarter of 2009.

•                  Signed four new multi-year recycling contracts servicing utilities in New York, Minnesota and Texas.

Second Quarter Financial Overview

Total revenues for the second quarter of 2010 increased 11.1% to $28.2 million from $25.4 million in the second quarter of 2009. Comparable store revenues from ApplianceSmart Factory Outlets operating during the entire second quarters of 2010 and 2009 decreased 2.3%, and total retail revenues decreased 4.0% to $18.6 million from $19.3 million during the second quarter of 2009. The decrease in comparable store revenues was due primarily to softer sales in Ohio. The decline in total retail revenues was primarily the result of closing two underperforming factory outlet stores in August 2009 combined with lower comparable store revenues. Recycling revenues, which include appliance recycling fees and low-income appliance replacement program revenues, increased 17.7% to $6.3 million in the second quarter of 2010 compared to revenues of $5.4 million in the second quarter of 2009. Appliance recycling fees increased 47.9% to $5.3 million for the second quarter of 2010

- more -

compared to $3.6 million in the second quarter of 2009 due primarily to the new recycling contracts added during the past twelve months. Replacement program revenues decreased $0.8 million, primarily as the result of lower volumes for a California utility customer’s replacement program. Even though the California utility sponsoring the replacement program reduced its marketing outreach to potential participants in the second quarter of 2010, resulting in an overall decrease in customer enrollment and corresponding revenues, the program generated $1.0 million in revenues for the Company in the second quarter of 2010. Byproduct revenues increased 382.5% to $3.3 million in the second quarter of 2010 compared to revenues of $0.7 million in the second quarter of 2009. The increase in byproduct revenues was primarily the result of higher scrap metal prices compared to the second quarter of 2009 and revenues from the Company’s joint venture, ARCA Advanced Processing, LLC (AAP).  AAP generated $1.9 million of revenues during the second quarter of 2010.

Overall gross profit as a percentage of total revenues increased to 30.7% for the second quarter of 2010 compared to 29.9% for the second quarter of 2009. The increase was due to several factors, including, higher recycling revenues from new contracts, the closure of two underperforming factory outlet stores in August 2009, better pricing from manufacturers and improved operational efficiencies. Gross profit for the retail segment was 28.9% in the second quarter of 2010 compared to 28.5% in the same quarter of 2009. The year-over-year increase was related primarily to the closure of two underperforming factory outlet stores in August 2009, better pricing from manufacturers and operational efficiencies. Gross profit for the recycling segment increased to 34.5% for the second quarter of 2010 compared to 34.3% for the second quarter 2009, primarily as a result of improved operational efficiencies and the economic model related to some of the new recycling contracts.  The second quarter 2010 improvement in the recycling segment gross profit was partially offset by start-up costs related to AAP.

Selling expenses decreased $0.3 million to $5.1 million or 18.2% of total revenues in the second quarter of 2010 compared to $5.4 million or 21.2% of total revenues for the second quarter of 2009. The decrease in selling expenses was due primarily to lower retail store operating costs as a result of closing two underperforming factory outlet stores in August 2009 and streamlining the Company’s retail management structure. General and administrative expenses increased $0.1 million to $2.5 million or 8.8% of total revenues in the second quarter of 2010 compared to $2.4 million or 9.3% of total revenues for the second quarter of 2009.  The increase was primarily related to AAP.

- more -

ARCA reported second quarter 2010 operating income of $1.1 million compared to an operating loss of $0.1 million during the second quarter of 2009. The Company reported net income attributable to controlling interest of $0.7 million or $0.13 per diluted share for the second quarter of 2010 compared to a net loss attributable to controlling interest of $0.4 million or $0.09 per diluted share for the second quarter of 2009.

Year-to-Date Financial Overview

The year-to-date highlights are as follows:

•                  Achieved significant improvement in net income attributable to controlling interest, improving net income by $3.2 million from a loss of $2.4 million for the six months ended July 4, 2009 to net income of $0.8 million for the six months ended July 3, 2010.

•                  Awarded eight multi-year contracts in fiscal 2010 to provide refrigerator and freezer recycling services for the following utilities and their customers:

1.               Progress Energy to provide services in North and South Carolina beginning in April 2010 and running through 2014.

2.               National Grid to support Long Island Power Authority’s program in New York from March 2010 through December 2013.

3.               Southern Maryland Electrical Cooperative to provide services beginning in January 2010 and continuing through December 2011.

4.               Puget Sound Energy in Washington beginning early in the second quarter of 2010 and running through December 2011.

5.               CPS Energy in Texas to begin providing services in the third quarter of 2010 and running through May 2013.

6.               Central Hudson Gas & Electric in New York from April 2010 through March 2012.

7.               Xcel Energy in Minnesota, Colorado and New Mexico through December 2010.

8.               Great River Energy in Minnesota for a summer program from April through September 2010.

Total revenues for the six months ended July 3, 2010 increased 7.6% to $55.5 million compared to $51.5 million for the same period of 2009. Comparable store revenues from ApplianceSmart Factory Outlets operating during the same year-to-date periods of 2010 and 2009 increased 2.0% and total retail revenues decreased 1.3% to $39.8 million from $40.3 million during the same period of 2009.

- more -

The increase in comparable store revenues was due primarily to stronger sales in the Company’s Minnesota, Texas and Georgia markets. The decline in total retail revenues as was primarily the result of closing two underperforming factory outlet stores in August 2009. Recycling revenues for the six months ended July 3, 2010 increased 6.8% to $10.6 million compared to revenues of $9.9 million in the same period of 2009. Appliance recycling fees increased 33.7% to $8.5 million for the six months ended July 3, 2010 compared to $6.4 million in the same period of 2009, due primarily to the new recycling contracts added during the past twelve months.  Replacement program revenues decreased $1.5 million, primarily as the result of lower volumes for a California utility customer’s replacement program. Even though the California utility sponsoring the replacement program reduced its marketing outreach to potential participants in 2010, resulting in an overall decrease in customer enrollment and corresponding revenues, the program generated $2.1 million in revenues for the Company for the six months ended July 3, 2010. Byproduct revenues increased 280.5% to $5.1 million for the six months ended July 3, 2010 compared to revenues of $1.3 million in the same period of 2009. The increase in byproduct revenues was primarily the result of higher scrap metal prices and revenues from AAP compared to the same period of 2009. Since the inception of AAP on February 8, 2010, AAP has generated $2.6 million of revenues.

Overall gross profit as a percentage of total revenues increased to 30.1% for the six months ended July 3, 2010 compared to 27.0% for the same period of 2009. The increase was due to several factors, including, stronger sales volumes in both segments, better pricing from manufacturers and improved operational efficiencies. Gross profit for the retail segment was 28.5% for the six months ended July 3, 2010 compared to 26.1% in the same period of 2009. The year-over-year increase was related primarily to higher sales volumes, the closure of two underperforming factory outlet stores and better pricing from manufacturers. Gross profit for the recycling segment increased to 34.5% for the six months ended July 3, 2010 compared to 30.4% to the same period of 2009, primarily as a result of improved operational efficiencies and the economic model related to some of the new recycling contracts.  The year-to-date improvement in the recycling segment gross profit was partially offset by start-up costs related to AAP.

Selling expenses decreased $0.7 million to $10.3 million or 18.6% of total revenues for the six months ended July 3, 2010 compared to $11.0 million or 21.3% of total revenues for the same period of 2009. The decrease in selling expenses was due primarily to lower retail store operating costs as a result of

- more -

closing two underperforming factory outlet stores in August 2009 and streamlining the Company’s retail management structure.

ARCA reported operating income of $1.5 million for the six months ended July 3, 2010 compared to an operating loss of $1.8 million during the same period of 2009. The Company reported net income attributable to controlling interest of $0.8 million or $0.16 per diluted share for the six months ended July 3, 2010 compared to a net loss attributable to controlling interest of $2.4 million or $0.52 per diluted share for the same period of 2009.

Edward R. (Jack) Cameron, President and Chief Executive Officer, commented “We are very pleased with the significant turnaround in our 2010 results to date compared to 2009. We are continuing to focus on growing our recycling business through new utility contracts and our joint venture business, ARCA Advanced Processing, LLC, which we expect to become profitable in the second half of 2010. In both operating segments, we made significant strides in improving our gross margins during the first two quarters of 2010.  Additionally, we are continuing our efforts to review and revise our retail advertising and branding message for the ApplianceSmart business and expect to roll out some new programs during the balance of 2010.”

About ARCA

ARCA (www.ARCAInc.com), one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities, currently provides services for 150 utility programs in the U.S. and Canada. Toxic chemicals and environmentally harmful materials such as ozone-depleting refrigerants, PCBs, mercury and oil are carefully recovered in the decommissioning process for destruction or disposal, preventing them from contaminating soil, air and water resources. The Company is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. Through its ApplianceSmart operation (www.appliancesmart.com), ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by General Electric, Electrolux and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and discontinued models, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of August 2010, ApplianceSmart was

- more -

operating 19 factory outlets: six in the Minneapolis/St. Paul market; one in the Rochester, Minn., market; four in the Columbus, Ohio, market; six in the Atlanta market; and two in San Antonio, Texas.

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

FOR MORE INFORMATION, CONTACT:

Edward R. (Jack) Cameron, CEO, or

Peter Hausback, EVP and CFO

(952) 930-9000

- more -

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009
Revenues:
Retail	$18,552	$19,327	$39,737	$40,267
Recycling	6,324	5,374	10,615	9,936
Byproduct	3,334	691	5,125	1,347
Total revenues	28,210	25,392	55,477	51,550

Costs of revenues	19,542	17,807	38,773	37,636
Gross profit	8,668	7,585	16,704	13,914
Selling, general and administrative expenses	7,605	7,729	15,247	15,740
Operating income (loss)	1,063	(144)	1,457	(1,826)

Other income (expense):
Interest expense, net	(231)	(256)	(497)	(575)
Other expenses, net	(36)	(95)	(10)	(71)
Income (loss) before income taxes and noncontrolling interest	796	(495)	950	(2,472)
Provision for (benefit of) income taxes	155	(84)	229	(99)
Net income (loss)	641	(411)	721	(2,373)
Plus: net loss attributable to noncontrolling interest	78	—	100	—
Net income (loss) attributable to controlling interest	$719	$(411)	$821	$(2,373)

Income (loss) per share:
Basic	$0.13	$(0.09)	$0.16	$(0.52)
Diluted	$0.13	$(0.09)	$0.16	$(0.52)

Weighted average number of shares outstanding:
Basic	5,493	4,578	5,040	4,578
Diluted	5,718	4,578	5,246	4,578

- more -

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	July 3,	January 2,
	2010	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,156	$2,799
Accounts receivable, net of allowance of $40 and $41, respectively	5,117	4,252
Inventories, net of reserves of $379 and $519, respectively	14,293	16,785
Other current assets	1,156	532
Deferred income taxes	677	677
Total current assets	24,399	25,045
Property and equipment, net	8,603	4,139
Restricted cash	701	700
Other assets	1,696	1,566
Total assets (a)	$35,399	$31,450

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,152	$3,364
Checks issued in excess of cash in bank	—	410
Accrued expenses	5,533	4,401
Line of credit	9,808	12,419
Current maturities of long-term obligations	795	544
Income taxes payable	119	188
Total current liabilities	20,407	21,326

Long-term obligations, less current maturities	2,469	1,963
Deferred gain, net of current portion	1,583	1,827
Deferred income tax liabilities	691	691
Total liabilities (a)	25,150	25,807

Commitments and contingencies	—	—

Shareholders’ equity:
Common stock, no par value; 10,000 shares authorized; issued and outstanding: 5,493 shares and 4,578 shares, respectively	19,192	17,278
Accumulated deficit	(10,446)	(11,267)
Accumulated other comprehensive loss	(397)	(368)
Total shareholders’ equity	8,349	5,643
Noncontrolling interest	1,900	—
Total equity	10,249	5,643
Total liabilities and shareholders’ equity	$35,399	$31,450

(a) Assets and liabilities of the consolidated variable interest entity were $5,756 and $1,656, respectively, as of July 3, 2010.

###